EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contacts:    Andrea Waters
             InfoNow Corporation
             (303) 293-0212
             awaters@infonow.com


            INFONOW DELIVERS $0.03 EARNINGS PER SHARE AND 16 PERCENT
                         REVENUE GROWTH IN FIRST QUARTER


DENVER, April 24 - InfoNow Corporation (NASDAQ: INOW), a leading provider of Enterprise Channel Management solutions, today announced financial results for the first quarter of 2003.

For the first quarter of 2003, the Company reported:

- Revenue of $3.6 million (which includes the recognition of $587,000 of previously deferred revenue), up 16 percent compared to revenue of $3.1 million in the first quarter a year ago.

- Net income of $284,000, or $0.03 per share, up significantly from a net loss of $371,000, or ($0.04) per share, in the first quarter a year ago.

- Total cash flow of $130,000 for the first quarter, bringing the Company's cash balance to $2.6 million, up three percent compared to the Company's cash balance a year ago.

"I'm pleased to report that InfoNow delivered solid first quarter results, despite continuing challenges in the external market environment," said Michael Johnson, chairman and chief executive officer of InfoNow. "Our success in the quarter was primarily related to a solid base of recurring revenue, as well as contract renewals, conversions and extensions, which included new sales to existing clients. We also made significant progress building the sales pipeline for our new Channel Insight solution."

Highlights for the quarter include the following:

Customers

InfoNow renewed and/or expanded the software and services it provides to approximately 36 percent of its existing clients, including companies such as ABN Amro, Apple, Avaya, Bank of America, Hewlett-Packard, Lexmark, Maytag, TD Canada Trust, and Visa. Contract extensions were completed for various elements of the Company's Channel Partner solution and Multi-Channel Opportunity Suite, including partner profiling, locator and lead management applications, as well as the Company's new Channel Insight solution. During the first quarter, InfoNow completed an agreement with an existing high-tech client to expand its initial Channel Insight deployment to additional tiers of resellers. The Company also completed the implementation of its Channel Insight solution with a second high-tech client, Lexmark, and successfully completed proof-of-concepts for its Channel Insight solution with a number of prospects.

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InfoNow Reports First Quarter Results - Page 2 of 5


Other Operational Highlights

InfoNow continued to invest in improving its sales processes through recruitment of new sales personnel, the development of new sales tools and ongoing sales training. In the first quarter, the Company added one account manager and one pre-sales engineer to the sales team, bringing the total number of sales and marketing personnel to 19.

During the first quarter, InfoNow maintained a strong focus on enhancing its Channel Management solution. The Company engaged in extensive market research with customers, prospects, industry experts, and potential technology partners to identify new opportunities for its Channel Insight solution. It continued to enhance the solution by adding increased functionality for commission credit assignment, enhanced business intelligence, and data mining. In addition, InfoNow continued to explore the development of new "smart" solutions that use data gathered from its Channel Insight technology to enhance a company's sales, marketing, partner management and reporting efforts. The Company is now testing with an existing client the ability of its Channel Insight solution to generate actionable leads and improve close rates on specific marketing promotions.

In addition, InfoNow continued to take a disciplined approach to managing the business. In the first quarter, the Company continued its efforts to convert legacy application service provider agreements to license software agreements. The Company successfully completed such an agreement with its largest client for elements of its Multi-Channel Opportunity Management Suite, which required InfoNow to recognize $587,000 of previously deferred revenue and $73,000 of previously deferred expense during the quarter.

Also during the quarter:

- Gross margin was 56 percent, up from 49 percent in the first quarter a year ago.
- Operating margin was eight percent, up from a negative 12 percent in the first quarter of 2002.
-    Days sales outstanding totaled 33 days, down from 39 days a year ago.
- Operating cash flow for the quarter totaled $144,000, versus $156,000 in the first quarter of 2002.
- Total positive cash flow for the quarter was $130,000, bringing the Company's cash balance to $2.62 million, up three percent compared to $2.55 million a year ago.

"In the first quarter, InfoNow continued to invest for future growth and profitability," Johnson said. "Interest in our Channel Insight solution is producing significant sales activity in the pipeline. We continue to see large revenue opportunities and extended sales cycles that are reflective of enterprise solution sales. As we have previously stated, while this bodes well for year-over-year revenue growth, it will likely increase variability quarter by quarter."


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InfoNow Reports First Quarter Results - Page 3 of 5


"We remain confident that these opportunities will result in increased sales for InfoNow; however, we expect to see the greatest revenue contribution in the second half of the year," Johnson continued. "In the second quarter, we expect to remain focused on leveraging a first-to-market position with our Channel Insight technology. We believe there is a meaningful market for this solution and plan to invest significant resources in its development."

The Company provided the following guidance for InfoNow's expected performance in 2003:

- For the second quarter, the Company expects a sequential decline in revenue, a net loss and a decline in its cash balance.

- For the full year, the Company expects to deliver year-over-year improvements in revenue and earnings.

InfoNow will host a conference call today at 9:00 a.m. Mountain Daylight Time
(MDT) to review the results of operations for the first quarter 2003, and to provide guidance on the company's expectations for the year. To participate, domestic callers may dial 1-800-240-2134 to access the call. Interested parties may also go to the main page of the Company's Web site at www.infonow.com and click on the conference call announcement link to access a live audio cast of the call. An audio replay of the call will be available for the next 90 days at the above web address. In addition, today's press release and other financial information are available in the Investor Relations section of InfoNow's Web site.


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InfoNow Reports First Quarter Results - Page 4 of 5

About InfoNow Corporation

InfoNow provides an Enterprise Channel Management solution for serving end customers more effectively through multiple sales channels and creating visibility into channel activity. InfoNow helps companies increase revenue and cost efficiencies by delivering software and services for customer profiling and referrals, lead generation and management, multi-channel e-commerce, and partner relationship management. InfoNow has amassed proven channel expertise serving leading companies including Apple, Avaya, Bank of America, Compaq, Hewlett-Packard, Miller Electric, Schering-Plough, The Hartford, and Visa. InfoNow is based in Denver, Colorado. For more information, please visit the company's Web site at www.infonow.com.

This press release contains forward-looking statements, including statements relating to the Company's expectations for second quarter and full-year financial results in 2003. Statements regarding future events are based on InfoNow's current expectations and are necessarily subject to associated risks related to, among other things, the Company's ability to meet its 2003 objectives. Factors that could affect the company's ability to achieve its objectives include the following: an extended macroeconomic slowdown could have an adverse affect on market demand for software and services; extended sales cycles could have a negative impact on the timing of sales, implementations and revenue recognition; the Company may not be successful in forecasting customer demand for its solutions; and/or the Company may not develop and deploy its software and services as expected. In light of these and other risks, there can be no assurance that the forward-looking statements contained in this press release will in fact be realized. Actual events or results may differ materially.

The statements made in this press release represent InfoNow's views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. InfoNow undertakes no duty to any person to provide any interim update under any circumstances, except as otherwise required by law.

Detailed information on factors that could cause actual results to differ materially from forward-looking statements made in this release are contained in the Company's reports on form 10-KSB and 10-QSB filed with the Securities and Exchange Commission. These reports may be accessed through the EDGAR database maintained by the SEC at http://www.sec.gov/.

 InfoNow is a registered trademark of InfoNow Corporation. All other trademarks are the property of their respective owners.


                                       ###


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InfoNow Reports First Quarter Results - Page 5 of 5

REPORTED FINANCIAL HIGHLIGHTS
(000s of U.S. Dollars except per share amounts)
Unaudited

                                                            Three Months ended
                                                                  March 31
                                                             2003         2002
Statement of Operations
Revenues                                                    $ 3,635     $ 3,124
Cost of Goods Sold                                            1,585       1,589
                                                            -------------------
Gross Profit                                                  2,050       1,535
Selling & Marketing Expense                                     640         875
Product Development Expense                                     359         353
General & Administrative Expense                                768         677
Total Operating Expense                                       1,767       1,905
Operating Profit (Loss)                                         283        (370)
Other Income (Expense)                                            1          (1)
                                                            -------------------
Net Income (Loss)                                           $   284     ($  371)
                                                            ===================

Net Income (Loss) Per Share
  Basic Earnings (Loss) Per Share                           $  0.03     ($ 0.04)
  Diluted Earnings (Loss) Per Share                         $  0.03     ($ 0.04)
Average Shares Outstanding
Basic (000s)                                                  9,318       8,337
Average Shares Outstanding
Fully Diluted (000s)                                          9,721       8,337



                                                            March 31,   Dec. 31,
                                                              2003        2002
Balance Sheet
Assets:
Cash                                                        $ 2,620     $ 2,490
Other Current Assets                                          1,910       2,386
                                                            -------------------
Total Current Assets                                        $ 4,530       4,876
Other Assets                                                    895       1,073
                                                            -------------------
       Total Assets                                         $ 5,425     $ 5,949
Liabilities and Stockholders' Equity:
Total Current Liabilities                                   $ 1,849     $ 2,344
Other Liabilities                                               417         729
Stockholders' Equity                                          3,159       2,876
       Total Liabilities and Stockholders' Equity:          $ 5,425     $ 5,949